Exhibit 10.107

MTV ASSET PURCHASE AND SALE AGREEMENT
BY AND AMONG
INTEL CORPORATION,
MICRON TECHNOLOGY, INC.
AND
IM FLASH TECHNOLOGIES, LLC
APRIL 6, 2012

MTV ASSET PURCHASE AND SALE AGREEMENT
This MTV ASSET PURCHASE AND SALE AGREEMENT (together with the Schedules attached hereto, this “Agreement”), dated as of April 6, 2012 (the “Effective Date”), is entered into by and among IM Flash Technologies, LLC, a Delaware limited liability company (“IMFT”), Micron Technology, Inc., a Delaware corporation (“Micron”), and Intel Corporation, a Delaware corporation (“Intel”). IMFT, Micron and Intel are each referred to herein individually as a “Party,” and collectively as the “Parties.” Unless otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Section 8.1 of this Agreement.
WHEREAS, Micron and Intel are parties to that certain Amended and Restated Limited Liability Company Operating Agreement of IMFT, dated as of February 27, 2007 (as amended, the “IMFT Agreement”);
WHEREAS, IMFT leases from Micron those certain premises located in Manassas, Virginia (the “MTV Leased Premises”), in accordance with the terms of, and as more particularly described in, that certain MTV Lease Agreement, dated as of January 6, 2006 (the “MTV Lease Agreement”);
WHEREAS, IMFT is engaged in the manufacture of NAND Flash Memory Products (as defined in the IMFT Agreement) at the MTV Leased Premises (the “MTV Fab Operations”);
WHEREAS, in connection with the MTV Fab Operations, Micron provides IMFT with manufacturing services at the MTV Leased Premises pursuant to that certain Manufacturing Services Agreement, dated as of January 6, 2006 (the “Manufacturing Services Agreement”);
WHEREAS, subject to the terms and conditions set forth in this Agreement, IMFT desires to sell to Micron, and Micron desires to purchase from IMFT, the Micron Purchased Assets (as defined below); and
WHEREAS, the consummation of the transactions contemplated by this Agreement shall occur contemporaneously with the Closing (as therein defined) of the transactions contemplated by, and is subject to, that certain 2012 Master Agreement, dated as of February 27, 2012 (the “2012 Master Agreement”).
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained in this Agreement as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:
ARTICLE I
PURCHASE AND SALE; ASSUMED LIABILITIES; CLOSING
1.1    Micron Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, IMFT will sell, transfer, convey, assign and deliver to Micron, and Micron will purchase and receive from IMFT, all of IMFT's rights, title and interest in and to the following assets (collectively, the “Micron Purchased Assets”), free and clear of all Liens, except for any Permitted Liens:
(a)    Machinery, equipment, furniture, furnishings, vehicles and other similar tangible personal property (i) owned by IMFT, (ii) used or held for use exclusively for the MTV Fab Operations and (iii) located at or in transit to the Manassas, Virginia, facility of the MTV Fab Operations (“Machinery and Equipment”). Such Machinery and Equipment shall include “Assets Under Construction” on the books of IMFT to the extent such assets are intended for use exclusively in the MTV Fab Operations and are to be located at the Manassas, Virginia, facility of the MTV Fab Operations;
(b)    To the extent transferrable to Micron, each contract, agreement, option, lease, license, sale and purchase order, commitment and other instrument of any kind, whether written or oral, to which IMFT is a party or by which IMFT is bound that relates exclusively to the MTV Fab Operations (“Transferred Contracts”). For the avoidance of doubt, such Transferred Contracts shall include purchase orders for capital and non-capital procurement intended exclusively for the MTV Fab Operations and any credit for prepayments under such purchase orders;
(c)    To the extent transferrable to Micron, all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Entity necessary for Micron to own, lease and operate the Micron Purchased Assets and the MTV Fab Operations as currently conducted and that are used or held for use exclusively in the MTV Fab Operations (“Transferred Business Permits”);
(d)    Raw materials (if any such raw materials are then owned by IMFT, rather than by Micron), work in process, finished goods (but excluding all Back-End Products), supplies, packaging materials, parts, spare parts and other inventories owned by IMFT and used or held for use exclusively for the MTV Fab Operations and located at the MTV Leased Premises (“Transferred Inventory”);
(e)    Books and records, including production documents, of IMFT that relate exclusively to the MTV Fab Operations and that are necessary for the operation of the Micron Purchased Assets after the Closing (“Transferred Books and Records”), provided that IMFT may keep copies of any and all Transferred Books and Records following the Closing; and
(f)    All other tangible personal property owned by IMFT and located at the MTV Fab Operations.
1.2    Excluded Assets. Notwithstanding any other provision in this Agreement to the contrary, all of IMFT's rights, title and interest in and to any of its assets other than the Micron Purchased Assets will remain the property of IMFT after the Closing (the “Excluded Assets”), including the assets listed below:
(a)    Back-End Products existing as of the Closing, which will be transferred to Intel at the Closing pursuant to the IMFT Back-End Products Purchase Agreement; and

(b)    The assets, properties or rights listed on Schedule 1.2(b) to the MTV APSA Disclosure Letter.
1.3    Assumed Liabilities. Subject to Section 1.4, Micron will assume from IMFT and shall, from and after the Closing Date, timely pay, discharge, perform or otherwise satisfy the following liabilities and obligations of IMFT (the “Assumed Liabilities”):
(a)    All Liabilities under or arising out of the Transferred Contracts, whether prior to, on or following the Closing Date;
(b)    All Liabilities under the Transferred Business Permits, whether prior to, on or following the Closing Date;
(c)    All Liabilities pursuant to any Environmental Law arising from or relating to any action, event, circumstance or condition occurring or existing on, prior to or following the Closing Date, including any release of any Hazardous Substances or any violation of any Environmental Laws with respect to the MTV Leased Premises, the MTV Fab Operations, or the Micron Purchased Assets.
(d)    All Liabilities related to any present or former personnel employed in the MTV Fab Operations (including MTV Employees), including any Liabilities arising out of or relating to employment agreements, employee benefit plans, the Manufacturing Services Agreement or any other secondment arrangements, whether such Liabilities arise prior to, on or following the Closing;
(e)    Any and all product liability, warranty, refund and similar Liabilities or claims arising with respect to any products manufactured at the MTV Fab Operations on or following the Closing Date;
(f)    Any liability or obligation for Taxes related to the Micron Purchased Assets and any Taxes, or obligations to reimburse Taxes, allocated to Micron pursuant to Section 1.8 and Section 1.9(b); and
(g)    All other Liabilities accruing, arising out of or relating to the conduct or operation of the MTV Fab Operations (including any accounts payable), the real property and facilities that are subject to the MTV Lease Agreement or the ownership or use of the Micron Purchased Assets, whether prior to, on or following the Closing Date.
1.4    Retained Liabilities. Notwithstanding any provision in this Agreement to the contrary, Micron is not assuming, and IMFT shall pay, discharge, perform or otherwise satisfy, all liabilities of IMFT other than the Assumed Liabilities, whether known or unknown, fixed or contingent, and whether arising or accruing before or after the Closing Date, including any product liability, warranty, refund and similar Liabilities of IMFT or claims arising against IMFT with respect to any products manufactured at the MTV Fab Operations prior to the Closing Date (collectively, the “Retained Liabilities”).

1.5    Purchase Price. In consideration for the purchase of the Micron Purchased Assets contemplated by Section 1.1, Micron will, at the Closing, pay and deliver to IMFT cash in the aggregate amount of $283,615,121, which amount represents the aggregate MTV Net Book Value on the Closing Date as estimated pursuant to Section 2.7(B) of the 2012 Master Agreement (the “Estimated Purchase Price”), and assume the Assumed Liabilities.
1.6    Adjustment of Purchase Price.
(a)    Post-Closing Statement. As soon as available, but in no event later than 90 days after the Closing Date, IMFT shall prepare and deliver to Micron a written notice setting forth the MTV Net Book Value (the “Purchase Price”) and the Post-Closing Adjustment, if any, together with reasonably detailed supporting information (the “Post-Closing Statement”).
(b)    Objections. Unless Micron notifies IMFT in writing within 30 days following delivery of such Post-Closing Statement of any objection to the computation of the Purchase Price or Post-Closing Adjustment, if any, set forth therein (a “Notice of Objection”), the Post-Closing Statement shall become final and binding 30 days after IMFT's delivery of the Post-Closing Statement. Following delivery of the Post-Closing Statement, IMFT shall permit Micron and its representatives to review the working papers of IMFT relating to the Post-Closing Statement and, at Micron's written request, shall provide Micron and its representatives access to or copies of IMFT's books and records reasonably requested for purposes of Micron's review of the Post-Closing Statement and preparation of any Notice of Objection. Any Notice of Objection shall specify the basis for the objections set forth therein in reasonable detail. If Micron provides a Notice of Objection within such 30-day period, IMFT and Micron shall, during the 30-day period following receipt of the Notice of Objection, attempt in good faith to resolve any objections. During such 30-day period, IMFT and its representatives shall be permitted to review the working papers of Micron and its accountants relating to the Notice of Objection and the basis therefor.
(c)    Resolution of Disputes. If Micron and IMFT are unable to resolve all objections within such 30-day period, the matters remaining in dispute shall be submitted to the Independent Accounting Firm. Each of Micron and IMFT shall submit to the Independent Accounting Firm their written briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall be authorized to resolve the matters remaining in dispute between the parties in accordance with the provisions of this Section 1.6(c) within the range of the difference between the positions with respect thereto of Micron and IMFT. Micron and IMFT shall instruct, and shall use their commercially reasonably efforts to cause, the Independent Accounting Firm to render its reasoned written decision as to each such disputed item as promptly as practicable but in no event later than 60 days after the dispute is submitted. The Independent Accounting Firm shall make a written determination as to each such disputed item, and its written decision shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.6(c). The resolution of disputed items by the Independent Accounting Firm shall be final and binding, and the determination of the Independent Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over such dispute. The fees and expenses of the Independent Accounting Firm shall be borne by Micron and Intel in inverse proportion as

Micron and IMFT, respectively, may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of each party and their representatives incurred in connection with their preparation or review of the Post-Closing Statement, any Notice of Objection and any dispute resolution, as applicable, shall be borne by such party. After the final determination of the Purchase Price and the Post-Closing Adjustment, if any, no party shall have any further right to make any claims against another with respect to any element of the Purchase Price or the Post-Closing Adjustment. Such final determination of the Purchase Price is referred to herein as the “Final Purchase Price.”
(d)    Post-Closing Payments. If the Post-Closing Adjustment, as finally determined under Section 1.6(c), as applicable, is a positive number, Micron shall pay the amount thereof to IMFT. If the Post-Closing Adjustment, as so finally determined, is a negative number, IMFT shall pay the absolute value thereof to Micron. Any payment under this Section 1.6(d) shall be made within two business days of establishment of the Final Purchase Price.
1.7    Closing.
(a)    The closing of the transactions contemplated by this Agreement will occur contemporaneously with the Closing under the 2012 Master Agreement, and is conditioned on the satisfaction or proper waiver of the conditions set forth in Article V, except as otherwise mutually agreed by the Parties.
(b)    IMFT's Closing Deliveries to Micron. Subject to the terms and conditions of this Agreement, at the Closing, IMFT will deliver, or cause to be delivered, the following to Micron:
(i)    a duly executed bill of sale, in substantially the form attached as Exhibit A to the MTV APSA Exhibit Letter (the “Bill of Sale”);
(ii)    a duly executed assignment and assumption agreement, in substantially the form attached as Exhibit B to the MTV APSA Exhibit Letter (the “Assignment”);
(iii)    a duly executed termination of the MTV Lease Agreement, in substantially the form attached as Exhibit C to the MTV APSA Exhibit Letter (the “Lease Termination”);
(iv)    a duly executed termination of deed of lease agreement, in substantially the form attached as Exhibit D to the MTV APSA Exhibit Letter (the “Deed of Lease Termination”);

(v)    a duly executed termination of the Manufacturing Services Agreement, in substantially the form attached as Exhibit E to the MTV APSA Exhibit Letter (the “Manufacturing Services Termination”);
(vi)    a duly executed certification of non-foreign status described in Treasury Regulation § 1.1445-2(b)(2) to the effect that IMFT is not a foreign person for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in substantially the form attached as Exhibit F to the MTV APSA Exhibit Letter;
(vii)    each of the third party consents or waivers, as applicable, set forth on Schedule 2.5 to the MTV APSA Disclosure Letter and obtained by IMFT prior to the Closing; and
(viii)    all other documents, certificates, instruments and writings required to be delivered at or prior to the Closing pursuant to this Agreement or reasonably requested by Micron and obtained by IMFT prior to the Closing.
(c)    Micron's Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Micron will deliver the following to IMFT:
(i)    the Estimated Purchase Price by wire transfer of immediately available funds;
(ii)    a duly executed counterpart of the Bill of Sale;
(iii)    a duly executed counterpart of the Assignment;
(iv)    a duly executed counterpart of the Lease Termination;
(v)    a duly executed counterpart of the Deed of Lease Termination;
(vi)    a duly executed counterpart of the Manufacturing Services Termination;
(vii)    each of the third party consents or waivers, as applicable, set forth on Schedule 3.4 to the MTV APSA Disclosure Letter; and
(viii)    all other documents, certificates, instruments and writings required to be delivered at or prior to the Closing pursuant to this Agreement or reasonably requested by IMFT.
1.8    Transfer Taxes. Micron shall timely pay any and all of the costs and expenses of all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and governmental filing and permit fees that are incurred by any of the Parties in connection with the transfer or conveyance of the Micron Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement, together with any penalties, interest or additions to Tax incurred in connection therewith. Each Party shall cooperate in a good faith, commercially reasonable manner as reasonably requested by another Party and at Micron's sole cost to minimize any such Taxes and shall provide information reasonably requested by any other Party to allow it to file any Tax returns related to such Taxes or to meet any obligations imposed by any Tax Authority.
1.9    Tax Matters.
(a)    The Parties agree that the sale of the Micron Purchased Assets described in Sections 1.1 through 1.7 shall be treated as a taxable sale by IMFT of the Micron Purchased Assets for applicable income Tax purposes. No later than 10 days after the determination of the Final Purchase Price, Micron shall prepare and deliver to IMFT for IMFT's review and approval, a written statement (the “Asset Acquisition Statement”) allocating the Final Purchase Price (and any assumed liabilities as determined for U.S. federal income Tax purposes) among the Micron Purchased Assets. Within 10 days of delivery of the Asset Acquisition Statement, IMFT shall notify Micron if IMFT disagrees with any portion of the Asset Acquisition Statement. If IMFT fails to notify Micron of any disagreement with the Asset Acquisition Statement within such period (or notifies Micron that it agrees with the Asset Acquisition Statement), Micron and IMFT shall (and Micron shall cause its controlled affiliates to) file all Tax returns and information reports in a manner consistent with such agreed allocation and shall take no position inconsistent therewith. In the event that IMFT does notify Micron of a disagreement within such 10-day period, Micron and IMFT shall negotiate in good faith to reach agreement. In the event that the parties cannot reach an agreement on the Asset Acquisition Statement within 30 days after the end of such 10-day period, Micron and IMFT shall submit the disputed issues for resolution to the Independent Accounting Firm, which shall, within 30 days after submission, report to the parties hereto its determination on such disputed allocations. The Asset Acquisition Statement as determined by the Independent Accounting Firm shall be conclusive and binding upon Micron and IMFT, and Micron, IMFT and their respective controlled affiliates shall file all Tax returns and information reports in a manner consistent with such determination. Each of Micron and Intel shall bear all fees and costs of the Independent Accounting Firm in connection with a dispute concerning the Asset Acquisition Statement in inverse proportion as Micron and IMFT, respectively, may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute (i.e., taking only disputed amounts into account) and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.
(b)    Any ad valorem Taxes with respect to the Micron Purchased Assets that are attributable to the tax period including the Closing will be prorated as of the Closing Date, except to the extent that such Taxes (i) have been or will be taken into account in determining the Price (as defined in the Manufacturing Services Agreement) of Probed Wafers for the purposes of the Manufacturing Services Agreement pursuant to Schedule 6.5 thereof, or (ii) have been taken into account as an asset or liability in determining MTV Net Book Value. Such Taxes will be prorated upon the basis of the most recent Tax valuation and assessment and payable and apportioned between IMFT and Micron on the basis of the actual number of days before and after the Closing Date in such tax period. If such valuation pertains to a Tax period other than that in which the Closing occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the parties shall cooperate with each other in all respects in connection therewith.

1.10    Non-Assignable Assets. To the extent that any Transferred Contract, Transferred Permit or other asset intended to be assigned pursuant to the terms of Section 1.1 cannot be assigned without the consent, approval or waiver of a third person or entity (including a Governmental Entity), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any law (each, a “Non-Assignable Asset”), then nothing in this Agreement shall constitute an assignment or require the assignment thereof prior to the time at which all consents, approvals and waivers necessary for such assignment have been obtained. To the extent and for so long as all consents, approvals and waivers required for the assignment of any Non-Assignable Asset have not been obtained by IMFT after the Closing, IMFT shall use commercially reasonable efforts, at Micron's cost, to (a) provide to Micron the financial and business benefits of such Non-Assignable Asset and (b) enforce, at the request of Micron, for the account of Micron, any rights of IMFT arising from any such Non-Assignable Asset (including the right to elect to terminate in accordance with the terms thereof). Micron will perform any portion of a Non-Assignable Asset the financial and business benefits of which are being provided to Micron in accordance with clause (a) of the preceding sentence to the same extent required of IMFT under the terms of such Non-Assignable Asset (i.e., in the same (or as similar as practicable) manner and time, and with the same quality, so required of IMFT). Following the Closing, IMFT shall not terminate, modify or amend any Non-Assignable Asset without Micron's prior written consent. Micron agrees that neither IMFT nor Intel shall have any liability to Micron arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom, nor shall any such failure affect the consideration payable to IMFT hereunder.
1.11    Interested Member Transaction. With respect to IMFT's sale to Micron of the Micron Purchased Assets pursuant to the terms of this Agreement, Micron is an Interested Member (as defined in the IMFT Agreement), and the Parties hereby agree that any actions that are required to be or that may be taken by IMFT in connection with the sale to Micron of the Micron Purchased Assets under this Agreement and the 2012 Master Agreement, including with respect to the Estimated Purchased Price contemplated by Section 1.5, the Post-Closing Adjustment to the Purchase Price described in Section 1.6 (which shall include the determination and delivery of the Post-Closing Statement, the resolution of any disagreement reflected in any Notice of Objection and the submission of any brief by IMFT) or any matters described in Section 1.9, may be taken by Intel on IMFT's behalf and may be taken by IMFT only with the approval of a majority of the Managers of IMFT appointed by Intel. In acting on IMFT's behalf, Intel shall not take any action in violation of this Agreement. Each of Micron and Intel shall, or shall cause its appointed managers to, approve the terms of this Agreement. For the avoidance of doubt, the Parties hereby agree that any agreement by IMFT to any Post-Closing Adjustment to the Purchase Price must be approved by a majority of the Managers of IMFT appointed by Intel, subject to Section 1.6(c).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF IMFT
IMFT hereby makes the representations and warranties to Micron set forth in this Article II, except and to the extent as may be disclosed in a Schedule to this Agreement.

2.1    Legal Existence and Power. IMFT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. IMFT has the requisite legal power and authority to carry on its business as now conducted. IMFT is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.
2.2    Micron Purchased Assets. IMFT has good and marketable title to all of the tangible personal property that forms any part of the Micron Purchased Assets. None of such personal property is subject to any Lien, other than Permitted Liens or Liens that would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, IMFT does not have title to any tangible personal property related to the MTV Fab Operations that is held or used pursuant to any lease agreements or other similar arrangements. IMFT does not own and has never owned any real property that forms any part of the Micron Purchased Assets.
2.3    Authorization; Enforceability. IMFT has the requisite legal power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by IMFT of this Agreement and the performance by IMFT of its obligations contemplated hereby have been duly authorized by IMFT and do not violate the terms of the certificate of formation of IMFT or the IMFT Agreement. This Agreement has been duly executed and delivered by IMFT, and this Agreement constitutes the valid and binding agreement of IMFT, enforceable against IMFT in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally.
2.4    Governmental Authorization. Except as disclosed in Schedule 2.4 to the MTV APSA Disclosure Letter, the execution, delivery and performance by IMFT of this Agreement will not require any action by or in respect of, or filing with, any Governmental Entity (disregarding the terms of Section 1.10 for the purposes of this representation).
2.5    Non-Contravention; Consents. Except as disclosed in Schedule 2.5 to the MTV APSA Disclosure Letter and disregarding the terms of Section 1.10 for the purposes of this representation, the execution, delivery and performance by IMFT of this Agreement do not (a) violate, in any material respect, any Applicable Law or Order, (b) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person, (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of IMFT or to a loss of any benefit to which IMFT is entitled under, any agreement or other instrument binding upon IMFT or (d) result in the creation or imposition of any Lien on any asset of IMFT that, in the case of clauses (c) or (d), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.6    Litigation. Except as disclosed in Schedule 2.6 to the MTV APSA Disclosure Letter, there is no action, suit, arbitration or administrative or other proceeding or investigation pending or, to IMFT's knowledge, threatened, against or affecting IMFT and related to any of the Micron Purchased Assets or Assumed Liabilities that, if determined or resolved adversely to

IMFT, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.7    Brokerage. No finder, broker, investment banker or financial advisor is entitled to any brokerage, finders' or other fees or commissions from any other Person in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of IMFT.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MICRON
Micron hereby makes the representations and warranties to IMFT set forth in this Article III, except and to the extent as may be disclosed in a Schedule to this Agreement:
3.1    Corporate Existence and Power. Micron is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Micron has the requisite corporate power and authority to carry on its business as now conducted. Micron is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
3.2    Authorization; Enforceability. Micron has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Micron of this Agreement and the performance by Micron of its obligations contemplated hereby have been duly authorized by Micron and do not violate the terms of the certificate of incorporation or bylaws of Micron. This Agreement has been duly executed and delivered by Micron, and this Agreement constitutes the valid and binding agreement of Micron, enforceable against Micron in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally.
3.3    Governmental Authorization. Except as disclosed in Schedule 3.3 to the MTV APSA Disclosure Letter, the execution, delivery and performance by Micron of this Agreement will not require any action by or in respect of, or filing with, any Governmental Entity.
3.4    Non-Contravention; Consents. Except as disclosed in Schedule 3.4 to the MTV APSA Disclosure Letter, the execution, delivery and performance by Micron of this Agreement do not and will not (a) violate, in any material respect, any Applicable Law or Order, (b) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any licenses or leases to which Micron or any of its subsidiaries is a party), (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of Micron or any of its subsidiaries or to a loss of any benefit to which Micron or any of its subsidiaries is entitled under, any agreement or other instrument binding upon Micron or any of its subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Micron or any of its subsidiaries that, in the case of clauses (c) or (d), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.5    Litigation. Except as disclosed in Schedule 3.5 to the MTV APSA Disclosure Letter or as previously disclosed in Micron's public filings pursuant to the Securities Exchange Act of 1934, as amended, there is no action, suit, arbitration or administrative or other proceeding or investigation pending or, to Micron's knowledge, threatened, against or affecting Micron or its subsidiaries or any of their respective properties that, if determined or resolved adversely to Micron or its subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.6    Brokerage. No finder, broker, investment banker or financial advisor is entitled to any brokerage, finders' or other fees or commissions from any other Person in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of Micron.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INTEL
Intel hereby makes the representations and warranties to IMFT set forth in this Article IV, except and to the extent as may be disclosed in a Schedule to this Agreement:
4.1    Corporate Existence and Power. Intel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Intel has the requisite corporate power and authority to carry on its business as now conducted. Intel is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
4.2    Authorization; Enforceability. Intel has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Intel of this Agreement and the performance by Intel of its obligations contemplated hereby have been duly authorized by Intel and do not violate the terms of the certificate of incorporation or bylaws of Intel. This Agreement has been duly executed and delivered by Intel, and this Agreement constitutes the valid and binding agreement of Intel, enforceable against Intel in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally.
4.3    Governmental Authorization. Except as disclosed in Schedule 4.3 to the MTV APSA Disclosure Letter, the execution, delivery and performance by Intel of this Agreement will not require any action by or in respect of, or filing with, any Governmental Entity.
4.4    Non-Contravention; Consents. Except as disclosed in Schedule 4.4 to the MTV APSA Disclosure Letter, the execution, delivery and performance by Intel of this Agreement do not and will not (a) violate, in any material respect, any Applicable Law or Order, (b) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any licenses or leases to which Intel or any of its subsidiaries is a party), (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of Intel or any of its subsidiaries or to a loss of any benefit to which Intel or any of its subsidiaries is entitled under, any agreement or other instrument binding upon Intel or any of its subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Intel or any of its subsidiaries that, in the case of clauses (c) or (d), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.5    Litigation. Except as disclosed in Schedule 4.5 to the MTV APSA Disclosure Letter or as previously disclosed in Intel's public filings pursuant to the Securities Exchange Act of 1934, as amended, there is no action, suit, arbitration or administrative or other proceeding or investigation pending or, to Intel's knowledge, threatened, against or affecting Intel or its subsidiaries or any of their respective properties that, if determined or resolved adversely to Intel or its subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.6    Brokerage. No finder, broker, investment banker or financial advisor is entitled to any brokerage, finders' or other fees or commissions from any other Person in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of Intel.
ARTICLE V
CONDITION TO CLOSING
5.1    Each Party's obligations to effect the transactions contemplated by this Agreement at the Closing are subject to contemporaneous consummation of the Closing under the 2012 Master Agreement.
ARTICLE VI
COVENANTS
6.1    Virginia Grants.
(a)    From and after the Closing, neither IMFT nor Intel will have any interest in, or right or claim to any allocation of, share of or benefit from the Virginia Grants or any Tax incentive accruing or received after the Closing, including any monies received by Micron, relating to such Virginia Grants after the Closing (the “Post-Closing Benefits”).
(b)    Micron will indemnify, defend and hold harmless Intel and IMFT from and against any and all liabilities, damages, losses, costs and expenses (including Taxes, reasonable attorneys' and consultants' fees and expenses) arising from (i) Intel or IMFT being required to repay or return any benefit of, or otherwise compensate any Governmental Entity with respect to, the Virginia Grants or any Tax incentive relating to such Virginia Grants with respect to the period prior to the Closing, (ii) the revocation by any Governmental Entity of any Virginia Grant or Tax incentive relating to any Virginia Grant, (iii) Intel or IMFT being required to pay any amount to any Governmental Entity with respect to any of the Post-Closing Benefits and (iv) the transfer of the benefits or the burdens of the Virginia Grants or any Tax incentives relating to such Virginia Grants to Micron, and any actions taken to effect such transfer, pursuant to or in contemplation of the transactions in this Agreement, in any case including in the case of clauses (i) through (iv) (A) those that may result from any failure to satisfy any of the conditions of the Virginia Grants or any Tax incentive relating to such Virginia Grants that apply at any time prior to, from or after the Closing, (B) any amounts required to be paid or repaid to a Governmental Entity that would not have been required to be paid or repaid but for such failure, (C) any penalties, interest and additions to Tax relating thereto, (D) any reasonable professional fees incurred by Intel or IMFT in connection with such failure and (E) any Taxes resulting from the receipt or right to receive any payment pursuant to this sentence; provided, however, that in no event shall Intel or IMFT be entitled to indemnification for the loss of the value to Intel or IMFT attributable to the surrender of their rights to the Post-Closing Benefits as described in clause (a) above.
6.2    Bulk Sales Laws. The Parties agree to waive the applicability of any provisions of any bulk sales laws in any jurisdiction.
6.3    Transaction Reconciliation. IMFT, with reasonable assistance from Micron, shall prepare and deliver no later than 60 days after the Closing a reconciliation of a summary balance sheet of IMFT in a form similar to that included in the periodic reports prepared and distributed to Intel and Micron, as follows: (a) a balance sheet as of the Closing Date immediately before giving effect to the transaction contemplated by this Agreement; (b) the effect of the transactions on the balances on the summary balance sheet as of the Closing Date immediately before giving effect to the transaction contemplated by this Agreement; and (c) a balance sheet as of immediately after the Closing, which shall reflect and give effect to the transactions on the Closing Date contemplated hereby, including the sale of the Micron Purchased Assets and the assumption of the Assumed Liabilities hereunder.
6.4    Access to Information.
(a)    Micron shall maintain for six years after the Closing Date all of the books and records in its possession pertaining to the MTV Fab Operations and to the Micron Purchased Assets and the Assumed Liabilities before the Closing.
(b)    For six years after the Closing Date, each Party (the “Possessing Party”) will afford any other Party (the “Receiving Party”), its counsel and its accountants, during normal business hours, reasonable access to information relating to the MTV Fab Operations, the Micron Purchased Assets and the Assumed Liabilities in the Possessing Party's possession and, to the extent reasonably requested, will provide copies and extracts therefrom, all to the extent that such access may be reasonably required by the Receiving Party in connection with (i) the preparation of Tax returns, (ii) the preparation for any audit by any taxing authority or the prosecution or defense of any claim or proceeding relating to any Tax return, (iii) compliance with the requirements of any Governmental Entity or (iv) the resolution of claims made by a third party against or incurred by a Party pertaining to the MTV Fab Operations, the Micron Purchased Assets and the Assumed Liabilities; provided, however, that nothing in this Section 6.4(b) shall be deemed to require any Party to disclose any information that it is prohibited from disclosing under any non-disclosure agreement entered into prior to the date of this Agreement or in the ordinary course of business after the date of this Agreement.
6.5    Traceability and Data Retention.
(a)    For two years after the Closing Date, Micron shall provide IMFT, Intel and their respective representatives with reasonable access, during normal business hours, without interruption to the MTV Fab Operations and upon reasonable advance notice, and only after the implementation of reasonable, as determined in Micron's sole discretion, safeguards, including execution of a confidentiality agreement and prior approval of the representatives, to the premises, property and books and records, including production documents, of the MTV Fab Operations to the extent necessary or appropriate in the reasonable discretion of IMFT or Intel, respectively, for the purposes of investigating, confirming or determining the extent or amount of any product liability, warranty, refund or similar claims and obligations which may arise with respect to Products manufactured at the MTV Fab Operations prior to Closing.
(b)    Micron agrees to maintain for a minimum of five years any data relating to the process traceability system of the MTV Fab Operations in regards to defining unique lot and wafer number markings on each wafer throughout the manufacturing, assembly and testing process, including quality and testing information. Micron will endeavor to provide IMFT and Intel with full access to such data to the extent that Micron has such access, including providing access to such subcontractor data as reasonably requested by IMFT or Intel.
6.6    Export Compliance Notification. IMFT hereby notifies and advises Micron that the Micron Purchased Assets that are being purchased pursuant to the terms of this Agreement contain certain products, equipment, systems containing IMFT products, proprietary data, technical data, process technology, know-how, software, services, or other data or information that are subject to United States export control laws, and accordingly their use, export and re-export, and retransfer may require an approval or may be restricted or prohibited. Additionally, these items may also be subject to the export control laws of the country from where it is shipping, thus an additional approval may be required or a restriction on the export from the country of shipment may apply.
ARTICLE VII
MISCELLANEOUS
7.1    Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement will be given pursuant to Section 8.3 of the 2012 Master Agreement.
7.2    Remedies. From and after the Closing, the indemnification remedies set forth in Article 6 of the 2012 Master Agreement shall be the Parties' sole and exclusive remedies for any breach under this Agreement.
7.3    Dispute Resolution. Any controversy, dispute or Claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this

Agreement or the transactions contemplated hereby will be governed by, and be subject to, the provisions of Section 8.9 of the 2012 Master Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement; provided, however, that any references to “Agreement” in such Section 8.9 as incorporated herein shall be deemed to be references to this Agreement.
7.4    Jurisdiction and Venue; Waiver of Jury Trial.
(a)    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in a state or federal court located in Delaware and each of the Parties to this Agreement hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.
7.5    Headings. The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.
7.6    Entire Agreement. This Agreement, the documents to be executed hereunder and the Exhibits and Schedules attached hereto and the 2012 Master Agreement constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
7.7    Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.
7.8    Waiver. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such Party.
7.9    Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. No supplement, alteration or modification of this Agreement will be binding unless executed in writing by the Parties hereto.
7.10    Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party hereto. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either Party in whole or in part to any other Person, including by operation of law or in connection with any acquisition, merger, or change of control of a Party, without the prior written consent of the nonassigning Parties.
7.11    Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
7.12    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.13    Expenses. Whether or not the transactions contemplated by this Agreement are ultimately consummated, each Party shall bear its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement except as otherwise provided herein.
7.14    Further Assurances. The Parties will deliver any and all other instruments or documents required to be delivered pursuant to, or reasonably necessary or proper in order to give effect to, the terms and provisions of this Agreement.
7.15    Disclaimers.
(a)    Micron acknowledges that it has conducted such investigation and inspection of the Micron Purchased Assets, the Assumed Liabilities and the MTV Fab Operations that Micron has deemed necessary or appropriate for the purpose of entering into this Agreement and consummating the transactions contemplated by this Agreement. In executing this Agreement, Micron is relying on its own investigations in electing to acquire the Micron Purchased Assets on the terms and subject to the conditions set forth in this Agreement and on the provisions set forth herein, and not on any other statements, presentations, representations, warranties or assurances of any kind made by IMFT, Intel, their respective representatives or any other Person.
(b)    Micron acknowledges that (i) the representations and warranties of IMFT and Intel under Article II and Article IV, respectively, constitute the sole and exclusive representations and warranties of IMFT and Intel, as applicable, to Micron in connection with the transactions contemplated by this Agreement and (ii) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against either IMFT or Intel, as applicable. MICRON ACKNOWLEDGES THAT IMFT DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE MICRON PURCHASED ASSETS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY FOR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES MADE BY IMFT EXPRESSLY CONTAINED IN THIS AGREEMENT, MICRON IS ACQUIRING THE MICRON PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS. MICRON FURTHER ACKNOWLEDGES THAT INTEL DISCLAIMS ALL WARRANTIES OTHER THAN THOSE MADE BY IT EXPRESSLY CONTAINED IN THIS AGREEMENT. NEITHER IMFT NOR INTEL MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE MICRON PURCHASED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE.
(c)    Intel acknowledges that (i) the representations and warranties of IMFT and Micron under Article II and Article III, respectively, constitute the sole and exclusive representations and warranties of IMFT and Micron, as applicable, to Intel in connection with the transactions contemplated by this Agreement and (ii) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against either IMFT or Micron, as applicable. INTEL ACKNOWLEDGES THAT MICRON AND IMFT EACH DISCLAIM ALL WARRANTIES OTHER THAN THOSE MADE BY IT EXPRESSLY CONTAINED IN THIS AGREEMENT.
(d)    IMFT acknowledges that (i) the representations and warranties of Micron and Intel under Article III and Article IV, respectively, constitute the sole and exclusive representations and warranties of Micron and Intel, as applicable, to IMFT in connection with transactions contemplated by this Agreement and (ii) all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against either Micron or Intel, as applicable. IMFT ACKNOWLEDGES THAT MICRON AND INTEL EACH DISCLAIM ALL WARRANTIES OTHER THAN THOSE MADE BY IT EXPRESSLY CONTAINED IN THIS AGREEMENT.

7.16    Certain Interpretive Matters.
(a)    Unless the context requires otherwise, (i) all references to Sections, Articles or the Appendix are to Sections, Articles or the Appendix of or to this Agreement, (ii) words in the singular include the plural and vice versa, (iii) the term “including” means “including without limitation,” and (iv) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. Unless otherwise specified herein, all amounts and payments shall be in United States dollars, and all references to “$” or dollar amounts will be to lawful currency of the United States of America. All references to “$” or dollar amounts shall be to precise amounts and not rounded up or down. All references to “day” or “days” will mean calendar days.
(b)    No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.
ARTICLE VIII
DEFINITIONS
8.1    Definitions. Unless otherwise defined in this Agreement, the following terms have the meanings specified or referred to in this Article VIII:
“Applicable Law” means any laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.
“Back-End Products” shall have the meaning set forth in the IMFT Back-End Products Purchase Agreement.
“Claims” means, collectively, claims, counterclaims, cross-claims, demands, actions, suits, proceedings, judgments, damages, liabilities, losses, costs and expenses.
“Closing” shall have the meaning set forth in the 2012 Master Agreement.
“Closing Date” means the date on which the Closing occurs.
“Environmental Laws” means any and all laws (including common law), legislation, regulation, order, permit, license, code or governmental policy having the force of law or requirement under the MTV Lease Agreement that is applicable to the MTV Leased Premises, the MTV Fab Operations or the Micron Purchased Assets, in each case concerning (i) the environment, including pollution, contamination, environmental response, environmental investigations, environmental monitoring, clean-up, decontamination, abatement, preservation, protection, management and reclamation of the environment, (ii) human health or safety relating to workplace requirements or conditions or the exposure of employees, workers or other Persons to any chemical or substance, or (iii) the production and management or release or threatened release of any chemical or substance (including waste and Hazardous Substances), including purchase, manufacture, generation, use, treatment, processing, handling, storage, disposal, transportation, re-use, recycling or reclamation of any chemical or substance (including waste and Hazardous Substances).
“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.
“Hazardous Substances” means any asbestos, any petroleum and petroleum products (including without limitation crude oil and any fractions thereof), any natural gas, synthetic gas, and any mixtures thereof, any flammable, explosive, radioactive, hazardous, toxic, contaminating, polluting matter, waste or substance, including without limitation any material defined, listed, designated, classified, regulated or referred to by any Governmental Entity as a hazardous, dangerous, or toxic waste, material or substance, or contaminant or pollutant, or other similar term, under any Environmental Laws in effect or that may be promulgated in the future.
“IMFT Back-End Products Purchase Agreement” means that certain IMFT Back-End Products Purchase Agreement, dated as of the date hereof, by and between IMFT, Intel and Micron.
“Independent Accounting Firm” means PricewaterhouseCoopers LLP (and its affiliated accounting firms), or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by IMFT (subject to and in accordance with Section 1.11) and Micron.
“Intel Supply Agreement” means that certain Supply Agreement, dated as of January 6, 2006, between Intel and IMFT, as amended.
“Joint Venture Documents” shall have the meaning set forth in the 2012 Master Agreement.
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Lien” means any charge, Claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable United States federal or state securities laws).
“Material Adverse Effect” means (i) a material adverse effect on the business, results of operations or financial condition of a Party and its subsidiaries, taken as a whole, or (ii) any change or effect that prevents or materially impedes or delays the consummation of the transactions contemplated by this Agreement and the Joint Venture Documents and the other transactions contemplated hereby and thereby, all taken as a whole; provided, that changes and effects attributable to changes in Applicable Law of general applicability or interpretations thereof by courts or Governmental Entities shall not be deemed, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect.
“Modified GAAP” means United States generally accepted accounting principles as in effect from time to time, except that: (i) stock-related expenses (including stock options, restricted stock, stock appreciation rights, restricted stock units, stock purchase programs or any award based on equity of Intel or Micron) associated with the seconded individuals to IMFT will not be recorded or disclosed in the financial statements of IMFT; and (ii) the value of any asset, contributed or otherwise transferred to IMFT from Intel or Micron shall be the value as agreed upon by Intel and Micron at the time of the contribution or transfer, as applicable, and, if such asset is or was to be depreciated or amortized under GAAP, the useful life and method of depreciation or amortization for such asset shall be determined by applying the accounting policies used by IMFT for like assets.
“MTV APSA Disclosure Letter” means the disclosure letter, as agreed to between the Parties as of the date hereof, containing the Schedules required by the provisions of this Agreement.
“MTV APSA Exhibit Letter” means the exhibit letter, as agreed to between the Parties as of the date hereof, containing the Exhibits required by the provisions of this Agreement.
“MTV Employees” means all of the employees of Micron who have worked or do work primarily at or were or are seconded to the MTV Fab Operations, whether under the Manufacturing Services Agreement or any other secondment arrangement (including (i) those on military leave and family and medical leave, (ii) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under Applicable Law, under any applicable collective bargaining agreement or under any leave of absence policy of Micron and (iii) those on short-term disability under the short-term disability program of Micron).
“MTV Net Book Value” means (i) the book value of the Micron Purchased Assets as of the close of business on the day immediately preceding the Closing Date, net of accumulated depreciation, amortization and other adjustments less (ii) the book value as of the close of business on the day immediately preceding the Closing Date of the Assumed Liabilities, in each case as determined in accordance with Modified GAAP consistently applied and using the same accounting methods, policies, practices, principles, procedures, exceptions, classifications, assumptions, judgments and valuation and estimation methodologies that were used in the preparation of the audited financial statements of IMFT at September 1, 2011, provided, however, that the MTV Net Book Value shall in any event reflect the results of the physical counts, inventories and reviews contemplated by Sections 4.10 and 4.11 of the 2012 Master Agreement. For the avoidance of doubt, the MTV Net Book Value of the MTV Lease Agreement shall be the Unamortized MTV Lease Value, as defined in the IMFT Agreement, as of the close of business on the day immediately preceding the Closing Date and the MTV Net Book Value shall be determined without giving effect to the transactions contemplated by this Agreement and without any write-off or write-down resulting from the transactions contemplated by this Agreement or

IMFT's determination to dispose of the Micron Purchased Assets or to discontinue the MTV Fab Operations.
“Order” means any preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree of any Governmental Entity.
“Permitted Lien” means (i) restrictions on transfer under the Joint Venture Documents, as such were originally executed or as such may have been amended prior to the Closing, (ii) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the transferring Party for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers' compensation, unemployment insurance or other social security legislation), (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use of the assets, taken as a whole.
“Person” or “Persons” means any natural person and any corporation, firm, partnership, trust, estate, limited liability company or other entity resulting from any form of association.
“Post-Closing Adjustment” means the amount calculated as the Purchase Price minus the Estimated Purchase Price.
“Products” shall have the meaning set forth in the Intel Supply Agreement.
“Taxes,” “Taxation” or “Tax” means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, service, service use, withholding, payroll, employment, excise, severance, goods and services, stamp, occupation, premium, property, customs, duties or other type of fiscal levy and all other taxes, governmental fees, registration fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto.
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.
“Virginia Grants” means, collectively, any performance grants granted to Micron for the MTV Fab Operations by a Governmental Entity in the Commonwealth of Virginia, including (i) pursuant to the terms and conditions of that certain Memorandum of Understanding, dated as of January 3, 2005, by and between the Commonwealth of Virginia and Micron, (ii) pursuant to the Governor's Development Opportunity Fund, as permitted by Section 2.2-115(C) of the Code of Virginia of 1950, as amended, and (iii) pursuant to the terms and conditions of that certain

Virginia Investment Partnership Grant Performance Agreement, dated as of November 18, 2010, by and between the Commonwealth of Virginia and Micron.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

INTEL CORPORATION
By:	/s/ Brian Krzanich
Brian Krzanich Senior Vice President, Chief Operating Officer
MICRON TECHNOLOGY, INC.
By:	/s/ D. Mark Durcan
D. Mark Durcan Chief Executive Officer
IM FLASH TECHNOLOGIES, LLC
By:	/s/ Rodney Morgan
Rodney Morgan Co-Executive Officer
By:	/s/ Keyvan Esfarjani
Keyvan Esfarjani Co-Executive Officer

THIS IS THE SIGNATURE PAGE FOR THE
MTV ASSET PURCHASE AND SALE AGREEMENT
ENTERED INTO BY AND AMONG
INTEL CORPORATION, MICRON TECHNOLOGY, INC. AND
IM FLASH TECHNOLOGIES, LLC